UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2019

AMERICAN BIO MEDICA CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01    Entry into a Material Definitive Agreement

On February 25, 2019 (the “Closing Date”), American Bio Medica Corporation (the “Company”) completed a transaction related to a one-year Extension Agreement dated February 13, 2019 (the “Agreement”) with Cherokee Financial, LLC (“Cherokee”) under which Cherokee will provide the Company with a loan in the amount of $200,000. The Agreement extends the Company’s current Loan Agreement and Promissory Note with Cherokee in the amount of $150,000 and provides the Company with an additional $50,000 in gross proceeds; $48,000 in net proceeds after Cherokee’s legal fees in connection with the financing. The Company utilized the net proceeds to pay a portion of the $75,000 principal reduction payment under the Company’s Mortgage Loan with Cherokee (with the remaining $27,000 being paid with cash on hand).

The annual interest rate under the Agreement (and accompanying promissory note) is 18% paid quarterly in arrears with the first interest payment being due on May 15, 2019. The loan is required to be paid in full on February 15, 2020 unless paid off earlier (with no penalty) at the Company’s sole discretion. In connection with the Loan Agreement, the Company is required to issue 200,000 restricted shares of common stock to Cherokee within sixty (60) days of the Closing Date.

In the event of default, this includes, but is not limited to, the Company’s inability to make any payments due under the Agreement, Cherokee has the right to increase the interest rate on the financing to 20% and Cherokee would automatically add a delinquent payment penalty of $20,000 to the outstanding principal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: March 1, 2019	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Chief Executive Officer (Principal Executive Officer) Principal Financial Officer